Exhibit 99.2
For Immediate Release
May 10, 2007
For further information contact
Alwin Tan
China Healthcare Acquisition Corp.
(626) 568-9924
Press Release
China Healthcare Acquisition Corp. Completion of Initial Public Offering; Exercise by Underwriters of Over-Allotment Option
Pasadena, California May 10, 2007 – China Healthcare Acquisition Corp. (the “Company”; AMEX: CHM.U) announced today that its initial public offering of 8,500,000 units was consummated on April 25, 2007. Each unit issued in the initial public offering consists of one share of common stock and two warrants to purchase one share of common stock. The units were sold at an offering price of $6.00 per unit, generating aggregate gross proceeds of $51,000,000 to the Company. Immediately prior to the initial public offering, the Company completed a private placement to its chairman of 3,000,000 warrants, generating gross proceeds of $1,500,000.
On May 9, 2007, the underwriters for the Company’s initial public offering exercised the option to purchase an additional 1,251,555 units to cover over-allotments in the Company’s initial public offering.
Ferris, Baker Watts, Incorporated acted as lead underwriter for the initial public offering. A copy of the final prospectus may be obtained from Ferris, Baker Watts, Incorporated, 100 Light Street, 8th Floor, Baltimore, MD 21202.
A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of China Healthcare Acquisition Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About China Healthcare Acquisition Corp. China Healthcare Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. The Company intends to focus its efforts on acquiring an operating business in the healthcare services sector headquartered in China, but its efforts in identifying a prospective target business will not be limited to a particular industry.